UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2026

VYOME HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-37897	26-1828101
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Harvard Square, One Mifflin Place, Suite 400 Cambridge, MA	02138
(Address of principal executive offices)	(Zip Code)

(949) 429-6680

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol	Name of Exchange on which Registered
Common stock, $0.001 par value per share	HIND	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Notes Purchase and Exchange Agreement

As previously reported, on December 17, 2025, Vyome Holdings, Inc. (the “Company”) entered into a binding letter of intent (the “LOI”) regarding a proposed transaction pursuant to which the Company and LiveChain, Inc. (“LICH”), an indirect subsidiary of the Company, agreed to execute definitive agreements to acquire a senior secured convertible note issued by Sociometric Solutions, Inc., d/b/a Humanyze (“Humanyze”) and held by Remus Capital Series B II, L.P. (“Remus”) in exchange for the issuance to Remus of shares of common stock of LICH.

As of February 20, 2026, pursuant to the terms of the LOI, the Company entered into a Notes Purchase and Exchange Agreement (the “Agreement”) by and among LICH, LICH AI Inc. (the “Buyer”), a subsidiary of LICH, and Remus to effectuate the transactions contemplated by the LOI. Pursuant to the Agreement, the Buyer will acquire senior secured convertible notes in the aggregate principal amount of $5,765,000 (the “Notes”) issued by Humanyze and held by Remus. As consideration, LICH will issue to Remus 211,200,844 shares of its common stock, representing 25% of the fully diluted common stock of LICH immediately prior to Closing (as defined in the Agreement). The parties further agreed that immediately following the Closing, all or substantially all of the assets and operations of Humanyze shall be transferred to the Buyer, in full satisfaction of the amounts due and payable to the Buyer under the Notes.

The Agreement provides for the reservation for issuance of up to an additional 84,480,338 shares of LICH’s common stock, representing 10% of the fully diluted common stock of LICH immediately prior to Closing, to key and future employees of LICH (the “Compensatory Shares”). LICH agreed to certain future issuances to Remus, upon issuance of shares by LICH as compensation in consideration of services provided to LICH which obligation to Remus shall terminate upon the earlier of (i) the second anniversary of the Closing; and (ii) the issuance of the Compensatory Shares.

Following the Closing, Remus agreed to ensure that Humanyze remains active and in good standing for purposes of servicing select existing debts, liabilities, and other obligations. In addition, the LICH board of directors and its CEO will use commercially reasonable efforts to raise capital as needed for LICH and/or the Buyer.

The Agreement contains customary representations, warranties and agreements by the parties and customary conditions to closing and obligations of the parties and indemnification provisions. In addition, the Agreement provides for certain termination provisions, including the right of either LICH or Remus to terminate the Agreement in the event that the closing of the transactions contemplated thereby shall not have occurred on or before a certain date (the “Outside Date”). On February 25, 2026, the parties amended the Agreement to update the Outside Date to March 8, 2026.

The Agreement and the transactions contemplated thereunder constitute a related party transaction. Accordingly, the Agreement was reviewed and approved by the Audit Committee of the Board of Directors of the Company prior to its execution. Krishna K. Gupta (founder and CEO of Remus) and John Tincoff (a partner of Remus) recused themselves from the Audit Committee’s deliberations with respect to the Agreement. The Agreement was also reviewed and approved by the Company’s Board of Directors prior to its execution. Mr. Gupta (founder and CEO of Remus), Stash Pomichter (a partner of Remus) and Mr. Tincoff (a partner of Remus) recused themselves from the Board of Directors’ deliberations with respect to the Agreement.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein in its entirety by reference.

Item 8.01 Other Events.

On February 24, 2026, the Company issued a press release announcing its entry into the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K, and the information set forth therein is incorporated herein by reference and constitutes a part of this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Notes Purchase and Exchange Agreement, dated February 20, 2026, by and among Vyome Holdings, Inc., LiveChain, Inc., LICH AI, Inc., and Remus Capital Series B II, L.P.
99.1	Press Release issued February 24, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	The schedules and exhibits to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYOME HOLDINGS, INC.

By:	/s/ Venkat Nelabhotla
Venkat Nelabhotla
President & Chief Executive Officer

Dated: February 25, 2026

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